TPG Partners III, L.P.
Green Equity Investors III, L.P.
TCW/Crescent Mezzanine Partners III, L.P.
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102

September 6, 2002

MEMC Electronic Materials, Inc.
01 Pearl Drive (City of O'Fallon)
St. Peters, MO 63376

Ladies and Gentlemen:

TPG Partners III, L.P., Green Equity Investors III, L.P., and TCW/Crescent Mezzanine Partners III, L.P., each a Delaware limited partnership (collectively, the "Lenders"), are pleased to provide this commitment to offer, through one or more of its affiliates, to MEMC Electronic Materials, Inc. ("MEMC") a revolving credit facility in an aggregate principal amount of up to $35,000,000 (the "New Revolving Credit Facility"). This letter, when executed by you, will evidence our mutual understandings and agreements with respect to the Lenders' commitment to participate in, and contribute to, the New Revolving Credit Facility (such investment and participation being referred to collectively as the "Investment").

1. The Commitment. On the terms and subject to the conditions contained in this letter and Exhibit A hereto, the Lenders hereby commit to participate in, and lend to MEMC pursuant to, the New Revolving Credit Facility in an aggregate principal amount of up to $35,000,000 on the terms set forth in Exhibit A. The amount of each Lender's Investment shall be as set forth below:

TPG Partners III, L.P.	$21,210,000
Green Equity Investors III, L.P.	$6,895,000
TCW/Crescent Mezzanine Partners III, L.P.	$6,895,000

2. Conditions to Commitment. Each of the Lenders' commitment is subject to the preparation, execution and delivery of definitive agreements between the Lenders and MEMC, as applicable, setting forth in detail the terms and conditions of the Investment (the "Definitive Agreements") and the receipt by TPG Wafer Partners LLC of the amounts due under the Second Amended and Restated Credit Agreement dated as of the date hereof between MEMC Electronic Materials S.p.A. and TPG Wafer Partners LLC on the First Repayment Date (as defined therein). It is anticipated that the Definitive Agreements will include a Revolving Credit Agreement and related security agreements. The Definitive Agreements will contain the terms and provisions contemplated by this letter, as well as such other terms and provisions as are customary and appropriate for agreements and instruments of a similar nature.

3. Confidentiality. Each party agrees that it will not disclose this letter agreement, Exhibit A hereto, the contents of any of the foregoing or the fact that discussions regarding the proposed Investment are taking place without the prior approval of the other party, which shall not be unreasonably withheld, except (1) that either party may disclose such materials and information to its officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and (2) as required by applicable law, regulation or process.

4. Best Efforts. Both parties shall use their best efforts to cause the transactions contemplated herein to be consummated in accordance with the terms outlined herein.

5. Governing Law; Counterparts. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The parties hereto hereby consent to the jurisdiction and venue of the state and federal courts of the State of New York, County of New York in connection with any matter relating to this letter. This letter agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Very truly yours,

TPG PARTNERS III, L.P.

By: TPG GenPar III, L.P.
Its General Partner

By: TPG Advisors III, Inc.
Its General Partner

By: /s/ Richard A. Ekleberry
Name: Richard A. Ekleberry
Title: Vice President

GREEN EQUITY INVESTORS III, L.P. By: GEI Capital III, LLC Its General Partner By: /s/ John G. Danhakl Name: Title:

TCW/CRESCENT MEZZANINE PARTNERS III, L.P.

By: TCW/Crescent Mezzanine Management III, L.L.C.
Its Investment Manager

By: TCW Asset Management Company
Its Sub-Advisor

By: /s/ Jean-Marc Chapus
Name: Jean-Marc Chapus
Title: Group Managing Director

By: /s/ James C. Shevlet
Name: James C. Shevlet, Jr.
Title: Senior Vice President

ACCEPTED AND AGREED:
MEMC ELECTRONIC MATERIALS, INC. By: /s/ Kenneth L. Young Name: Kenneth L. Young Title: Treasurer

Exhibit A

MEMC ELECTRONIC MATERIALS, INC.
NEW SECURED REVOLVING CREDIT FACILITY
SUMMARY OF TERMS AND CONDITIONS

September 6, 2002

This summary of terms and conditions does not attempt to describe all of the terms and conditions that would pertain to the Facility, nor do its terms suggest specific phrasing of document clauses. Rather, it is intended to outline certain basic points of business understanding around which the Facility will be structured.

Borrower:	MEMC Electronic Materials, Inc. ("MEMC" or the "Borrower").
Lenders:	Affiliates of TPG Partners III, L.P., Green Equity Investors III, L.P., and TCW/Crescent Mezzanine Partners III, L.P. (collectively, the "Lenders").
Facility:	Secured Revolving Credit Facility in an aggregate principal amount of up to $35,000,000 (the "Commitment").
Use of Proceeds:	General corporate purposes.
Availability:

Upon the satisfaction of conditions precedent set forth below, loans under the Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Facility. Amounts repaid under the Facility may be reborrowed.

Interest Rate:	LIBOR plus 10%.
Default Rate:	Applicable interest rate plus 2% per annum.
Final Maturity:	5 years after the Closing Date.
Guarantees:

All obligations of the Borrower under the Facility will be unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of the Borrower other than a receivables subsidiary.

Security and Ranking:

The Facility will be secured by substantially the same domestic assets, tangible and intangible, of the Borrower, as well as substantially the same stock of the Borrower's foreign subsidiaries that secures Borrower's obligations under the Citibank Facility (as defined below) (the "Collateral"). These security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders. The security interest securing the Facility will be subordinated to the security interests securing the obligations under the Citibank Facility and the Reimbursement Agreement, dated December 21, 2001 among the Borrower, Citicorp USA, Inc. and the Fund Guarantors party thereto (the "Reimbursement Agreement"). The security interests securing the Indenture relating to the Borrower's Senior Subordinated Notes due 2007 will be subordinated to the security interests securing the obligations under the Facility.

Automatic Termination Event:

Subject to an appropriate amendment of or waiver under the Citibank Facility (which MEMC agrees to use its good faith efforts to obtain), upon the closing of a debt or equity financing with aggregate gross proceeds to the Borrower or certain of its subsidiaries of at least $100,000,000 before the Final Maturity date, other than intercompany indebtedness, all principal and accrued interest shall become immediately due and payable and all commitments to make loans to the Borrower terminated.

Mandatory Prepayments and Commitment Reductions:

Subject to the immediately preceding paragraph, loans shall be prepaid to the extent of (a) 100% of the net proceeds of asset sales or other dispositions of property, (b) 75% of the net proceeds of issuances of debt obligations of the Borrower and its subsidiaries and (c) 75% of the net proceeds of issuances of equity interests by the Borrower, in each case subject to substantially similar terms and conditions and exceptions as are set forth in the Citibank Facility. MEMC's obligation of mandatory prepayment will be subject to its obligation of prepayment under the Citibank Facility.

Voluntary Prepayments and Commitment Reductions:	At the option of the Borrower, loans may be prepaid at any time, in minimum principal amounts to be agreed upon, without premium or penalty.
Representations and Warranties:

Usual for facilities of this type (with appropriate materiality thresholds, as applicable) and substantially similar to those set forth in the Citibank Facility, including, without limitation, accuracy of financial statements, absence of litigation, no violation of agreements or instruments, compliance with laws (including ERISA, margin regulations and environmental laws), payment of taxes, ownership of properties, regulatory approvals, labor matters, environmental matters, accuracy of information, validity of Guarantees and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Borrowings:
  The maximum amount of commitments under the existing revolving credit facility as in effect on the date hereof provided to MEMC by affiliates of Citibank and UBS Warburg (the "Citibank Facility") shall have been fully drawn, and MEMC shall not be in default thereunder.
  The term loan facility provided to MEMC Electronic Materials S.p.A. by TPG Wafer Partners LLC in the principal amount of 55 million Euros shall have been fully repaid.
  Borrower shall notify the administrative agent of a request for borrowing 15 business days before the date of such borrowing. Each borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000.
  Other conditions usual for facilities of this type and similar to the Citibank Facility, including, without limitation, accuracy of representations and warranties, no event of default or incipient default, evidence of authority, receipt of all necessary material consents, compliance with law, absence of material litigation, payment of fees and expenses, absence of material adverse change in Borrower's business, assets, operations, properties, financial condition, contingent liabilities or prospects, first-priority perfected security interests in the Collateral (free and clear of all other liens, subject to the Citibank Facility, the Reimbursement Agreement, the Indenture relating to the Borrower's Senior Subordinated Notes due 2007 and other exceptions comparable to the exceptions set forth in such agreements), execution and validity of the Guarantees, and delivery of certificates.

Affirmative Covenants:

Similar to the Citibank Facility and usual for facilities of this type (to be applicable to the Borrower and its subsidiaries) and in each case subject to substantially similar exceptions as are set forth in the Citibank Facility, with appropriate materiality thresholds, as applicable, including, without limitation, maintenance of corporate existence and rights, performance of obligations, delivery of audited annual consolidated financial statements and unaudited quarterly and monthly consolidated financial statements, notices of default and litigation, maintenance of properties in good working order, maintenance of satisfactory insurance, compliance with laws, inspection of books and properties, further assurances and payment of taxes.

Negative Covenants:

Similar to the Citibank Facility and usual for facilities of this type (to be applicable to the Borrower and its subsidiaries) and in each case subject to substantially similar exceptions as are set forth in the Citibank Facility, including, without limitation, limitations on dividends on capital stock and interest payments on debt, limitations on redemptions and repurchases of capital stock, prohibition of prepayments, redemptions and repurchases of debt, limitations on liens and sale-leaseback transactions, limitations on loans and investments, limitations on debt, limitations on capital expenditures, limitations on mergers, acquisitions and non-inventory asset sales, limitations on changes in business conducted by the Borrower and its subsidiaries and limitations on amendment of debt, preferred stock and other material agreements.

Selected Financial Covenants:	Same as the financial covenants in the Citibank Facility.
Events of Default:

Similar to the Citibank Facility and usual for facilities of this type, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security or Guarantees and change in control.

Commitment Fee:	$200,000 payable on Closing Date. Accrued commitment fees at 0.50% of the unused Commitment payable quarterly.
Underwriting and Arrangement Fee:	$850,000.
Expenses and Indemnification:

All out-of-pocket expenses of the agent and the Lenders associated with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Facility agreement and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower.

Governing Law and Forum:	New York.